Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Campus Crest Communities, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3, as amended, (Nos. 333-177648, 333-177646, 333-188144, and 333-192413) and on Form S-8 (No. 333-169958) of Campus Crest Communities, Inc. of our reports dated March 31, 2015, with respect to the consolidated balance sheets of Campus Crest Communities, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and related financial statement Schedule III, real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Campus Crest Communities, Inc. Our report refers to a change in the method for reporting discontinued operations.

Our report dated March 31, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Campus Crest Communities, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	The Company did not maintain an effective control environment and risk assessment and information and communication processes.

•	The Company did not design and maintain effective process-level controls over the completeness and accuracy of accrued property taxes; the completeness, existence, and accuracy of the Company’s investments in and equity in earnings of the Company’s unconsolidated entities and transactions between the Company and its investees; the completeness, existence, accuracy, valuation and presentation of non-routine transactions; the authorization of cash expenditures in accordance with the Company’s expenditure authorization matrix; the completeness and accuracy of stock compensation expense and disclosures; the recognition and measurement of other assets processed by manual journal entries. And the Company did not maintain effective information technology systems access controls supporting the processing and recording of student housing revenue and accounts receivables.

/s/ KPMG LLP

Charlotte, North Carolina

March 31, 2015